FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
____________________________
     MIAMI, FL, November 10, 2008 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and nine months ended September 30, 2008.
     Third quarter 2008 revenues were $145.6 million, compared to revenues of $136.1 million in the third quarter of 2007. The Company recorded operating income of $37.5 million in the 2008 third quarter, compared to operating income of $33.7 million in the third quarter of 2007. Net income for the 2008 third quarter was $14.8 million, or $0.21 per diluted common share, compared to net income of $15.1 million, or $0.22 per diluted common share, in the 2007 third quarter. The results for the three months ended September 30, 2008 included pre-tax impairment charges on a mortgage receivable of $4.0 million and long-term investments of $3.0 million. Adjusting for these charges, the Company’s income for the 2008 third quarter would have been $19.0 million, or $0.27 per diluted common share.
     For the nine months ended September 30, 2008, revenues were $420.8 million, compared to $410.3 million for the first nine months of 2007. The Company recorded operating income of $99.9 million for the 2008 nine-month period, compared to operating income of $88.6 million for the 2007 period. Net income for the 2008 nine-month period was $48.3 million, or $0.70 per diluted common share, compared to net income of $59.6 million, or $0.87 per diluted common share, for the 2007 period. The results for 2008 included $12.0 million of pre-tax income from the Company’s investment in the St. Regis hotel, which was sold in March 2008, and $7.0 million of pre-tax impairment charges. Adjusting for these items, the Company’s net income for the first nine months of 2008 would have been $45.3 million, or $0.66 per diluted common share. The results for the nine months ended September 30, 2007 included a $19.6 million pre-tax gain associated with the Company’s previously announced NASA litigation settlement and an $8.1 million pre-tax gain from the exchange of notes receivable from Ladenburg Thalmann Financial Services Inc., which had been previously written-off, for shares of Ladenburg common stock and approximately $1.7 million of accrued interest. Adjusting for these gains, the Company’s income for the nine months ended September 30, 2007 would have been $43.2 million, or $0.63 per diluted common share.

- more -

     For the three and nine months ended September 30, 2008, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $144.8 million and $418.8 million, respectively, compared to $135.2 million and $407.3 million for the three and nine months ended September 30, 2007, respectively. Operating income was $45.9 million for the third quarter of 2008 and $127.0 million for the first nine months of 2008, compared to $40.4 million and $113.4 million for the three and nine months ended September 30, 2007, respectively.
Conference Call To Discuss Third Quarter 2008 Results
     As previously announced, the Company will host a conference call and webcast on Tuesday, November 11, 2008 at 11:00 A.M. (ET) to discuss third quarter 2008 results. Investors can access the call by dialing 800-859-8150 and entering 58660030 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on November 11, 2008 through November 25, 2008. To access the replay, dial 877-656-8905 and enter 58660030 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
# # #

VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
     Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues*	$145,601	$136,053	$420,766	$410,296

Expenses:
Cost of goods sold*	84,999	80,182	251,036	252,089
Operating, selling, administrative and general expenses	23,067	22,164	69,809	69,597

Operating income	37,535	33,707	99,921	88,610

Other income (expenses):
Interest and dividend income	1,094	2,445	4,440	5,862
Interest expense	(15,515)	(12,113)	(46,025)	(30,767)
Change in fair value of derivatives embedded within convertible debt	522	(6,331)	7,837	(4,215)
Provision for loss on investments	(7,000)	(58)	(7,000)	(1,216)
Gain from exchange of LTS notes	—	—	—	8,121
Equity income from non-consolidated real estate businesses	5,202	6,589	22,706	15,926
Income from lawsuit settlement	—	—	—	20,000
Other, net	(1)	(6)	(578)	(42)

Income before provision for income taxes	21,837	24,233	81,301	102,279
Income tax expense	7,010	9,169	33,042	42,707

Net income	$14,827	$15,064	$48,259	$59,572

Per basic common share:

Net income applicable to common shares	$0.22	$0.22	$0.72	$0.89

Per diluted common share:

Net income applicable to common shares	$0.21	$0.22	$0.70	$0.87

Cash distributions and dividends declared per share	$0.38	$0.36	$1.14	$1.09

*	Revenues and Cost of goods sold include excise taxes of $43,327, $43,025, $127,050 and $132,305, respectively.

3